TECHNE CORPORATION RELEASES UNAUDITED THIRD QUARTER
                       RESULTS FOR FISCAL YEAR 2007

Minneapolis/May 1, 2007/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended March 31, 2007 increased 17.4% to $23.9 million or $0.60 per diluted share compared to $20.3 million and $0.52 per diluted share for the quarter ended March 31, 2006. For the nine months ended March 31, 2007, Techne's consolidated net earnings increased 15.5% to $62.2 million or $1.57 per diluted share compared with $53.9 million or $1.36 per diluted share for the nine months ended March 31, 2006. The improvement in results was mainly due to increased consolidated net sales and improved gross margin percentages.

Consolidated net sales for the quarter and nine months ended March 31, 2007 were $60.2 million and $165.1 million, respectively. This was an increase of 9.8% and 9.6% from the quarter and nine months ended March 31, 2006.

Biotechnology net sales, which includes sales by R&D Systems' Biotechnology Division, Fortron and BiosPacific, for the quarter and nine months ended March 31, 2007 were $39.1 million and $108.5 million, increases of 6.9% and 8.4%, respectively, from the same prior-year periods. Approximately $1.2 million of the increase in Biotechnology net sales during the first six months of fiscal 2007 was the result of price increases made in January 2006.

R&D Europe's net sales for the quarter and nine months ended March 31, 2007 were $17.4 million and $45.6 million, increases of 20.1% and 15.5%, respectively, from the same prior-year periods. In British pound sterling, R&D Europe's net sales increased 7.2% and 4.9% for the quarter and nine months ended March 31, 2007. Hematology net sales of $3.7 million for the quarter and $11.0 million for the nine months ended March 31, 2007 were essentially flat from the same prior-year periods.

Consolidated gross margins were 80.0% and 79.4% for the quarter and nine months ended March 31, 2007, respectively, compared to 77.9% and 77.5% for the quarter and nine months ended March 31, 2006. Biotechnology gross margins increased to 80.4% and 80.3% for the quarter and nine months ended March 31, 2007 from 78.8% and 78.2% for the same prior-year periods mainly as a result of changes in product mix. Biotechnology gross margins were also positively affected by the sale of inventory acquired from Fortron and BiosPacific in fiscal 2006, which was valued at fair market under purchase accounting. Included in cost of sales for the quarter and nine months ended March 31, 2007 were $100,000 and $455,000, respectively, related to the sale of acquired inventory compared to $397,000 and $1.3 million, respectively, for the same prior-year periods.

The income tax rate of 35.2% for the quarter ended March 31, 2007 increased from 33.9% for the first and second quarter of fiscal 2007 as a result of changes in state apportionment estimates. Income tax rates are expected to range from approximately 33.5% to 34.5% in the fourth quarter of fiscal 2007.

Consolidated net earnings and diluted earnings per share for the quarter and nine months ended March 31, 2007 were favorably impacted by the change in exchange rates from the prior year used to convert R&D Europe results from British pound sterling to U.S. dollars. The change in exchange rates from the prior year increased consolidated net earnings approximately $600,000 and $1.3 million for the quarter and nine months ended March 31, 2007, respectively.


Forward Looking Statements:
This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including the Company's expectations as to income tax rates, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.
For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

                 *  *  *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, Fortron Bio Science, Inc. (Fortron), located in Minneapolis, and BiosPacific, Inc. (BiosPacific), located in Emeryville, California. Fortron develops and manufactures antibodies and BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D Europe is a distributor of biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                                 TECHNE CORPORATION
                          CONSOLIDATED STATEMENTS OF EARNINGS
                         (In thousands, except per share data)
                                    (Unaudited)

                                     QUARTER ENDED      NINE MONTHS ENDED
                                     ----------------   ------------------
                                     3/31/07  3/31/06    3/31/07   3/31/06
                                     -------  -------   --------  --------
Net sales                            $60,197  $54,813   $165,057  $150,551
Cost of sales                         12,019   12,105     33,970    33,896
                                     -------  -------   --------  --------
Gross margin                          48,178   42,708    131,087   116,655
                                     -------  -------   --------  --------
Operating expenses:
 Selling, general and administrative   7,229    6,901     23,126    21,335
 Research and development              5,169    4,761     15,068    14,052
 Amortization of intangible assets       403      492      1,210     1,476
                                     -------  -------   --------  --------
  Total operating expenses            12,801   12,154     39,404    36,863
                                     -------  -------   --------  --------
Operating income                      35,377   30,554     91,683    79,792
Other expense (income):
 Interest expense                         --      245      1,083       706
 Interest income                      (2,237)  (1,082)    (5,869)   (3,186)
 Other non-operating
  expense (income), net                  767      229      1,680       721
                                     -------  -------   --------  --------
  Total other expense (income)        (1,470)    (608)    (3,106)   (1,759)
                                     -------  -------   --------  --------
Earnings before income taxes          36,847   31,162     94,789    81,551
Income taxes                          12,954   10,815     32,602    27,689
                                     -------  -------   --------  --------
Net earnings                         $23,893  $20,347   $ 62,187  $ 53,862
                                     =======  =======   ========  ========
Earnings per share:
 Basic                               $  0.61  $  0.52   $   1.58  $   1.38
 Diluted                             $  0.60  $  0.52   $   1.57  $   1.36
Weighted average common
 shares outstanding:
  Basic                               39,414   39,199     39,393    38,941
  Diluted                             39,543   39,425     39,498    39,631




                                TECHNE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                    3/31/07    6/30/06
                                                   --------   --------
ASSETS
Cash and equivalents                               $116,276   $ 89,634
Short-term available-for-sale investments            27,822     19,212
Trade accounts receivable                            29,582     23,769
Other receivables                                     1,247      1,309
Inventory                                             9,574      9,024
Other current assets                                  7,891      6,874
                                                   --------   --------
  Current assets                                    192,392    149,822

Available-for-sale investments                       85,854     77,660
Property and equipment, net                          89,172     88,772
Goodwill and intangible assets, net                  30,571     32,021
Other non-current assets                             29,184     22,237
                                                   --------   --------
  Total assets                                     $427,173   $370,512
                                                   ========   ========
LIABILITIES
Current liabilities                                $ 15,710   $ 17,966
Long-term debt                                           --     12,198
Stockholders' equity                                411,463    340,348
                                                   --------   --------
  Total liabilities and equity                     $427,173   $370,512
                                                   ========   ========